Exhibit 99.4

[HANCOCK FABRICS, INC. LETTERHEAD]

July 30, 2008

Subscribing Stockholders
Subject: Rescission Rights

Dear Stockholder:

You have successfully subscribed to our Rights Offering, pursuant to which you are entitled to purchase our floating rate secured notes accompanied by warrants to purchase shares of our common stock, pursuant to the Prospectus dated June 19, 2008.  The July 22, 2008 order of the United States Bankruptcy Court for the District of Delaware which enables us to emerge from bankruptcy authorizes amendment of the Certificate of Incorporation and the By-Laws of the Company to eliminate certain anti-takeover protections previously included in those documents.  Included in those changes are (i) subjecting all directors to a shareholder election ballot annually (eliminating “staggered” terms for classes of directors), (ii) permitting stockholder action to be taken without a meeting and without prior notice by the consent of the required percentage of votes necessary to take such an action had the action been taken at a meeting, (iii) permitting the call of special meetings by a majority of our outstanding shares, (iv) permitting removal of directors by the holders of a majority of our outstanding shares (versus an 80% majority), (v) eliminating an 80% vote requirement for the amendment of various by-laws, and (vi) eliminating the requirement for Board of Directors or shareholder approval of any business combination that does not comply with certain minimum price criteria and procedural requirements.  (You may view the actual Certificate of Incorporation and By-Laws, which will be in effect upon consummation of the bankruptcy, online at www.sec.gov (as well as our latest Monthly Operating Report filed with the bankruptcy court) or at our website www. hancockfabrics.com, or by request to Secretary, Hancock Fabrics, Inc., One Fashion Way, Baldwyn, MS  38824.

In recognition of this change in corporate governance, and contrary to the statement in the Prospectus that your subscription was to be irrevocable, we hereby notify you that you may elect to rescind your subscription and receive a return of your payment by executing the attached Rescission Certificate to the Subscription Agent not later than 5 p.m. Eastern time on August 29, 2008.  If you do timely and properly submit such a Rescission Certificate, you will thereby, (i) if the Subscription Agent receives your Rescission Certificate before we emerge from bankruptcy, relinquish all rights to the Notes and Warrants to which you originally subscribed, in return for the repayment to you of your subscription amount without interest, and (ii) if the Subscription Agent receives your Rescission Certificate after we emerge from bankruptcy, sell your Notes and Warrants to the backstop purchasers (referred to in the Prospectus under “Description of Agreement to Purchase Notes”) for an amount equal to your subscription amount plus any interest accrued on the Notes from the date of issuance until the date of repayment, in accordance with the terms of the notes, and you agree to waive any premium over the principal amount of the Notes which would have been due had the Company redeemed your notes.  We expect any such repayments and facilitated sales to occur as soon as practicable after receipt of any Rescission Certificates, but not later than September 5, 2008.

Subscribing Stockholders
July 30, 2008

If you do not exercise this opportunity to rescind your subscription before 5 p.m. Eastern Time on August 29, 2008, such right will expire and will not be exercisable, and you will continue to be bound by the terms of your original subscription for the notes and the accompanying warrants.

If you have any questions concerning this rescission offer, please feel free to contact Jim Harwood with Wunderlich Securities, Inc. at (901) 251-2233 or Irene Graves at Baker Donelson Bearman Caldwell & Berkowitz (205) 250-8314.

Sincerely,

/s/ Robert W. Driskell

Robert W. Driskell
Senior Vice President and
Chief Financial Officer